Exhibit 99.1

Press Release

Investors:	Media:
Nancy Murphy	Michelle Kersch
(904) 854-8640	(904) 854-5043
nancy.murphy@lpsvcs.com	michelle.kersch@lpsvcs.com

Lender Processing Services Announces Settlement
With Delaware Attorney General

JACKSONVILLE, Fla. - October 16, 2012 - Lender Processing Services, Inc. (NYSE:LPS), a leading provider of integrated technology and services to the mortgage and real estate industries, today announced that its subsidiary DocX, LLC has reached a settlement with the Delaware Attorney General, that concludes the State's investigation of the document execution practices by DocX.

The terms of the settlement provide for, among other things, a payment of $150,000 to the State of Delaware in lieu of penalties, reimbursement of $100,000 to the Delaware Attorney General's Office for its fees and costs of investigation, and a release of potential liability of LPS and DocX related to document execution practices in Delaware.

“This settlement is another important step in our continuing efforts to resolve legal and regulatory issues related to the operations of DocX, which we closed in 2010,” said Hugh Harris, president and chief executive officer of LPS. “LPS remains focused on resolving all remaining legal and regulatory challenges as expeditiously as possible, and is committed to ensuring that we continue to operate with integrity and compliance in everything we do.”

About Lender Processing Services

LPS (NYSE: LPS) delivers comprehensive technology solutions and services, as well as powerful data and analytics, to the nation's top mortgage lenders, servicers and investors. As a proven and trusted partner with deep client relationships, LPS offers the only end-to-end suite of solutions that provides major U.S. banks and many federal government agencies the technology and data needed to support mortgage lending and servicing operations, meet unique regulatory and compliance requirements and mitigate risk.

These integrated solutions support origination, servicing, portfolio retention and default servicing. LPS' servicing solutions include MSP, the industry's leading loan-servicing platform, which is used to service approximately 50 percent of all U.S. mortgages by dollar volume. The company also provides proprietary data and analytics for the mortgage, real estate and capital markets industries. Lender Processing Services is a Fortune 1000 company headquartered in Jacksonville, Fla., employing approximately 8,000 professionals. For more information, please visit www.lpsvcs.com.

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